Exhibit 99.01

Valero Energy Reports Second Quarter 2015 Results

•	Earnings per share from continuing operations of $2.66, versus $1.22 in the second quarter of 2014

•	Refineries operated at 96 percent throughput capacity utilization

•	Increased targeted total payout ratio to approximately 75 percent of 2015 net income

SAN ANTONIO, July 30, 2015 - Valero Energy Corporation (NYSE: VLO, “Valero”) today reported net income from continuing operations attributable to Valero stockholders of $1.4 billion, or $2.66 per share, in the second quarter of 2015 compared to $651 million, or $1.22 per share, in the second quarter of 2014.

“After completing a heavy planned maintenance period in the prior quarter, our refineries were ready and available to respond to improving market conditions in the second quarter,” said Joe Gorder, Valero Chairman, President and Chief Executive Officer. “Our plants operated safely and reliably, enabling us to generate strong results.”

Refining
The refining segment reported second quarter 2015 operating income of $2.2 billion versus $1.1 billion in the second quarter of 2014. The $1.1 billion increase in operating income primarily resulted from a $3.87 increase in throughput margin per barrel from $9.84 in the second quarter of 2014 to $13.71 in the second quarter of 2015, driven mainly by stronger gasoline and other product margins per barrel relative to Brent crude oil and lower natural gas costs. Lower discounts per barrel for most sweet and sour crude oils relative to Brent crude oil partially offset these factors.

Second quarter 2015 refining throughput volumes averaged 2.8 million barrels per day, an increase of 87,000 barrels per day from the second quarter of 2014 primarily attributed to less maintenance activity during the second quarter of 2015. Valero’s refineries operated at 96 percent throughput capacity utilization in the second quarter of 2015.

“Market conditions favored gasoline over distillate production in most regions,” said Gorder. “The crude oil price environment was at a level which continued to support upstream production while still stimulating consumer demand for refined products.”

Ethanol
The ethanol segment reported second quarter 2015 operating income of $108 million versus $187 million in the second quarter of 2014. The $79 million decrease in operating income was mainly due to lower gross margin per gallon driven by a decline in gasoline and ethanol prices, which more than offset a decrease in corn prices. Average ethanol production volumes were 3.8 million gallons per day in the second quarter of 2015, an increase of 517,000 gallons per day versus the second quarter of 2014, due to less weather-related rail disruptions and incremental production volumes from the Mount Vernon plant, which was acquired in March 2014 but did not begin operating until August 2014.

Corporate and Other
General and administrative expenses were $178 million in the second quarter of 2015 versus $170 million in the second quarter of 2014. The effective tax rate was 30.8 percent in the second quarter of 2015.

Capital Allocation
Capital spending was $530 million in the second quarter of 2015, of which $160 million was for turnarounds and catalyst. Valero also repaid $75 million of debt during the second quarter of 2015.

Valero returned a total of $870 million in cash to stockholders in the second quarter of 2015, of which $203 million was paid in dividends and $667 million was used to purchase 11.3 million shares of Valero common stock. Year to date, the company has purchased 19.5 million shares of its common stock for $1.2 billion. On July 13, Valero announced an incremental $2.5 billion share repurchase authorization. Combined with approximately $400 million of existing authorization, the company has $2.9 billion available for stock repurchases.

“We continue to focus on our key priorities of optimizing our operations, generating strong results, and returning cash to stockholders,” said Gorder. “We are operating within our $2.65 billion capital budget and we’ve doubled the buyback pace from the first six months of last year. We expect our total payout ratio for 2015 to be approximately 75 percent.”

The company defines total payout ratio as the sum of dividends plus stock buybacks divided by net income from continuing operations attributable to Valero stockholders.

Liquidity and Financial Position
Valero ended the second quarter of 2015 with $7.3 billion in total debt and $5.8 billion of cash and temporary cash investments, of which $52 million was held by Valero Energy Partners LP (“VLP”). Valero’s debt-to-capital ratio, net of $2 billion in cash, was approximately 20 percent.

Strategic Update
Valero is on track to complete its goal of $1 billion of drop-down transactions to VLP in 2015.

Valero continued to advance its capital investments, which are designed to increase its ability to access and process more North American crude oil. The construction of the two crude topping units at the Corpus Christi and Houston refineries is progressing as planned, with startup expected in the first quarter of 2016. Valero also continues to evaluate refining growth investments that upgrade low cost natural gas or natural gas liquids into higher value products, including the St. Charles methanol and the Houston alkylation projects.

Valero’s 2015 capital budget, including turnarounds and catalyst includes $1.5 billion for stay-in-business capital and $1.15 billion for growth investment, and excludes the St. Charles methanol project that remains under evaluation. Valero expects the majority of growth investments in 2015 will be for North American crude oil processing and logistics. The company believes that most of the logistics investments will be eligible for future drop-down transactions to VLP.

Conference Call
Valero’s senior management will hold a conference call at 11 a.m. ET today to discuss this earnings release and to provide an update on company operations and strategy.

About Valero
Valero Energy Corporation, through its subsidiaries, is an international manufacturer and marketer of transportation fuels, other petrochemical products and power. Valero subsidiaries employ approximately 10,000 people, and assets include 15 petroleum refineries with a combined throughput capacity of approximately 2.9 million barrels per day, 11 ethanol plants with a combined production capacity of 1.3 billion gallons per year, a 50-megawatt wind farm, and renewable diesel production from a joint venture. Through subsidiaries, Valero owns the general partner of Valero Energy Partners LP (NYSE: VLP), a midstream master limited partnership. Approximately 7,400 outlets carry the Valero, Diamond Shamrock, Shamrock, and Beacon brands in the United States and the Caribbean; Ultramar in Canada; and Texaco in the United Kingdom and Ireland. Valero is a Fortune 500 company based in San Antonio. Please visit www.valero.com for more information.

Valero Contacts
Investors:
John Locke, Executive Director – Investor Relations, 210-345-3077
Karen Ngo, Manager – Investor Relations, 210-345-4574

Media:
Bill Day, Vice President – Communications, 210-345-2928

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Safe-Harbor Statement
Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and on Valero’s website at www.valero.com, and VLP’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC and on VLP’s website at www.valeroenergypartners.com.

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Statement of Income Data (a):
Operating revenues	$25,118	$34,914	$46,448	$68,577
Costs and expenses:
Cost of sales	21,394	32,167	39,557	62,797
Operating expenses:
Refining	935	967	1,899	1,939
Ethanol	108	111	228	240
General and administrative expenses	178	170	325	330
Depreciation and amortization expense	425	414	866	835
Total costs and expenses	23,040	33,829	42,875	66,141
Operating income	2,078	1,085	3,573	2,436
Other income, net	8	12	32	27
Interest and debt expense, net of capitalized interest	(113)	(98)	(214)	(198)
Income from continuing operations before income tax expense	1,973	999	3,391	2,265
Income tax expense	608	343	1,058	772
Income from continuing operations	1,365	656	2,333	1,493
Loss from discontinued operations (a)	—	(63)	—	(64)
Net income	1,365	593	2,333	1,429
Less: Net income attributable to noncontrolling interests	14	5	18	13
Net income attributable to Valero Energy Corporation stockholders	$1,351	$588	$2,315	$1,416
Net income attributable to Valero Energy Corporation stockholders:
Continuing operations	$1,351	$651	$2,315	$1,480
Discontinued operations	—	(63)	—	(64)
Total	$1,351	$588	$2,315	$1,416
Earnings per common share:
Continuing operations	$2.67	$1.23	$4.53	$2.78
Discontinued operations	—	(0.12)	—	(0.12)
Total	$2.67	$1.11	$4.53	$2.66
Weighted-average common shares outstanding (in millions)	505	529	509	530
Earnings per common share – assuming dilution:
Continuing operations	$2.66	$1.22	$4.52	$2.77
Discontinued operations	—	(0.12)	—	(0.12)
Total	$2.66	$1.10	$4.52	$2.65
Weighted-average common shares outstanding - assuming dilution (in millions)	508	534	512	535

Dividends per common share	$0.40	$0.25	$0.80	$0.50

See Notes to Earnings Release on Table Page 6.

Table Page 1

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating income by business segment:
Refining (a)	$2,161	$1,079	$3,802	$2,359
Ethanol	108	187	120	430
Corporate	(191)	(181)	(349)	(353)
Total	$2,078	$1,085	$3,573	$2,436
Depreciation and amortization expense by business segment:
Refining	$408	$391	$825	$788
Ethanol	4	12	17	24
Corporate	13	11	24	23
Total	$425	$414	$866	$835
Operating highlights:
Refining (a):
Throughput margin per barrel	$13.71	$9.84	$13.07	$10.36
Operating costs per barrel:
Operating expenses	3.66	3.90	3.80	3.95
Depreciation and amortization expense	1.59	1.58	1.66	1.60
Total operating costs per barrel	5.25	5.48	5.46	5.55
Operating income per barrel	$8.46	$4.36	$7.61	$4.81
Throughput volumes (thousand barrels per day):
Feedstocks:
Heavy sour crude oil	448	428	439	453
Medium/light sour crude oil	468	472	423	491
Sweet crude oil	1,177	1,084	1,161	1,074
Residuals	269	235	263	219
Other feedstocks	131	152	153	140
Total feedstocks	2,493	2,371	2,439	2,377
Blendstocks and other	315	350	320	334
Total throughput volumes	2,808	2,721	2,759	2,711
Yields (thousand barrels per day):
Gasolines and blendstocks	1,368	1,318	1,342	1,307
Distillates	1,087	1,034	1,057	1,029
Other products (b)	394	405	400	410
Total yields	2,849	2,757	2,799	2,746

See Notes to Earnings Release on Table Page 6.

Table Page 2

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Refining operating highlights by region (c):
U.S. Gulf Coast (a):
Operating income	$1,086	$660	$1,958	$1,543
Throughput volumes (thousand barrels per day)	1,611	1,567	1,569	1,576
Throughput margin per barrel	$12.62	$10.03	$12.31	$10.75
Operating costs per barrel:
Operating expenses	3.59	3.82	3.71	3.72
Depreciation and amortization expense	1.62	1.58	1.71	1.62
Total operating costs per barrel	5.21	5.40	5.42	5.34
Operating income per barrel	$7.41	$4.63	$6.89	$5.41
U.S. Mid-Continent:
Operating income	$398	$250	$715	$480
Throughput volumes (thousand barrels per day)	436	426	434	412
Throughput margin per barrel	$15.27	$12.07	$14.55	$12.33
Operating costs per barrel:
Operating expenses	3.58	3.91	3.77	4.17
Depreciation and amortization expense	1.66	1.70	1.68	1.72
Total operating costs per barrel	5.24	5.61	5.45	5.89
Operating income per barrel	$10.03	$6.46	$9.10	$6.44
North Atlantic:
Operating income	$382	$145	$752	$343
Throughput volumes (thousand barrels per day)	473	462	484	466
Throughput margin per barrel	$13.02	$7.78	$12.73	$8.63
Operating costs per barrel:
Operating expenses	2.93	3.20	2.95	3.45
Depreciation and amortization expense	1.21	1.13	1.19	1.11
Total operating costs per barrel	4.14	4.33	4.14	4.56
Operating income per barrel	$8.88	$3.45	$8.59	$4.07
U.S. West Coast:
Operating income (loss)	$295	$24	$377	$(7)
Throughput volumes (thousand barrels per day)	288	266	272	257
Throughput margin per barrel	$18.63	$8.66	$15.69	$7.98
Operating costs per barrel:
Operating expenses	5.35	5.59	5.92	5.95
Depreciation and amortization expense	2.05	2.08	2.11	2.18
Total operating costs per barrel	7.40	7.67	8.03	8.13
Operating income (loss) per barrel	$11.23	$0.99	$7.66	$(0.15)

See Notes to Earnings Release on Table Page 6.

Table Page 3

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Average market reference prices and differentials:
Feedstocks (dollars per barrel):
Brent crude oil	$63.50	$109.74	$59.32	$108.82
Brent less West Texas Intermediate (WTI) crude oil	5.66	6.68	6.12	7.93
Brent less Alaska North Slope (ANS) crude oil	0.60	0.51	1.02	1.28
Brent less Louisiana Light Sweet (LLS) crude oil	1.60	3.41	2.68	3.15
Brent less Mars crude oil	4.95	8.22	6.19	7.32
Brent less Maya crude oil	8.25	13.95	9.63	16.20
LLS crude oil	61.90	106.33	56.64	105.67
LLS less Mars crude oil	3.35	4.81	3.51	4.17
LLS less Maya crude oil	6.65	10.54	6.95	13.05
WTI crude oil	57.84	103.06	53.20	100.89

Natural gas (dollars per million British Thermal Units)	2.69	4.56	2.73	4.90

Products (dollars per barrel, unless otherwise noted):
U.S. Gulf Coast:
CBOB gasoline less Brent	12.76	7.33	10.23	4.56
Ultra-low-sulfur diesel less Brent	13.41	12.81	14.58	13.99
Propylene less Brent	(11.10)	(5.00)	1.00	(1.19)
CBOB gasoline less LLS	14.36	10.74	12.91	7.71
Ultra-low-sulfur diesel less LLS	15.01	16.22	17.26	17.14
Propylene less LLS	(9.50)	(1.59)	3.68	1.96
U.S. Mid-Continent:
CBOB gasoline less WTI	19.87	16.00	17.29	14.55
Ultra-low-sulfur diesel less WTI	18.18	20.99	20.36	23.43
North Atlantic:
CBOB gasoline less Brent	16.13	11.69	12.09	8.54
Ultra-low-sulfur diesel less Brent	16.17	14.19	19.11	18.40
U.S. West Coast:
CARBOB 87 gasoline less ANS	30.63	19.72	25.02	14.96
CARB diesel less ANS	18.16	17.16	18.66	17.30
CARBOB 87 gasoline less WTI	35.69	25.89	30.12	21.61
CARB diesel less WTI	23.22	23.33	23.76	23.95
New York Harbor corn crush (dollars per gallon)	0.33	0.68	0.23	0.94

See Notes to Earnings Release on Table Page 6.

Table Page 4

VALERO ENERGY CORPORATION AND SUBSIDIARIES
EARNINGS RELEASE
(Millions of Dollars, Except per Share, per Barrel, and per Gallon Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Ethanol:
Operating income	$108	$187	$120	$430
Production (thousand gallons per day)	3,793	3,276	3,785	3,186
Gross margin per gallon of production	$0.64	$1.04	$0.53	$1.20
Operating costs per gallon of production:
Operating expenses	0.31	0.37	0.33	0.41
Depreciation and amortization expense	0.02	0.04	0.03	0.04
Total operating costs per gallon of production	0.33	0.41	0.36	0.45
Operating income per gallon of production	$0.31	$0.63	$0.17	$0.75

			June 30,	December 31,
			2015	2014
Balance Sheet Data:
Current assets			$18,492	$16,614
Cash and temporary cash investments, including $52 and $237, respectively, held by Valero Energy Partners LP, included in current assets			5,764	3,689
Inventories included in current assets			6,618	6,623
Replacement cost (market value) of LIFO inventories in excess of LIFO carrying amounts			2,982	857
Current liabilities			9,865	9,980
Current portion of debt and capital lease obligations included in current liabilities			150	606
Debt and capital lease obligations, less current portion			7,199	5,780
Total debt and capital lease obligations			7,349	6,386
Valero Energy Corporation stockholders’ equity			21,453	20,677

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Valero Energy Partners LP:
Weighted-average limited partner units outstanding:
Common units - public (basic and diluted)	17	17	17	17
Common units - Valero (basic and diluted)	13	12	13	12
Subordinated units - Valero (basic and diluted)	29	29	29	29
Distributions declared:
Limited partner units - public	$5	$4	$10	$8
Limited partner units - Valero	13	10	24	18
General partner units - Valero	1	—	2	—
Total distribution declared	$19	$14	$36	$26

See Notes to Earnings Release on Table Page 6.

Table Page 5

VALERO ENERGY CORPORATION AND SUBSIDIARIES
NOTES TO EARNINGS RELEASE

(a)
In May 2014, we abandoned our Aruba Refinery, except for the associated crude oil and refined products terminal assets that we continue to operate. As a result, the refinery’s results of operations have been presented as discontinued operations, and the operating highlights for the refining segment and the U.S. Gulf Coast region exclude the Aruba Refinery for the three and six months ended June 30, 2014.

(b)	Primarily includes petrochemicals, gas oils, No. 6 fuel oil, petroleum coke, sulfur, and asphalt.

(c)
The regions reflected herein contain the following refineries: U.S. Gulf Coast- Corpus Christi East, Corpus Christi West, Houston, Meraux, Port Arthur, St. Charles, Texas City, and Three Rivers Refineries; U.S. Mid-Continent- Ardmore, McKee, and Memphis Refineries; North Atlantic- Pembroke and Quebec City Refineries; and U.S. West Coast- Benicia and Wilmington Refineries.

Table Page 6